Exhibit (h)(1)

FUND ADMINISTRATION SERVICING AGREEMENT

THIS FUND ADMINISTRATION SERVICING AGREEMENT (the “Agreement”) is made and entered into as of May 9, 2025 by and between Wedbush Series Trust, a Delaware statutory trust (the “Trust”) and Wedbush Fund Advisers, LLC, a Delaware limited liability company (“WFA” or the “Administrator”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each series representing interest in a separate portfolio of securities and other assets;

WHEREAS, the Trust desires to retain WFA to provide fund administration services to each series of the Trust listed on Exhibit A attached hereto (as amended from time to time) (each, a “Fund” and collectively the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of WFA as Administrator

The Trust hereby appoints WFA as fund administrator of the Trust on the terms and conditions set forth in this Agreement, and WFA hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of WFA shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against WFA hereunder. The Trust hereby authorizes WFA to, in WFA’s sole discretion, engage a sub-contractor to provide the services described herein (the “Sub-Administrator”); provided that WFA shall remain responsible for the actions and omissions of the Sub-Administrator to the same extent as if WFA had taken such actions or made such omissions. The initial Sub-Administrator shall be The Bank of New York Mellon.

2.	Services and Duties of WFA

WFA shall provide or require the Sub-Administrator to provide the following fund administration services to each Fund:

A.	General Fund Management:

(1)	Act as liaison among Trust service providers, including but not exclusive to each Fund’s investment adviser(s), investment sub-adviser(s), authorized participants, external legal counsel, independent audit firms and external compliance consultants.

(2)	Supply:

a.	Office facilities (which may be in WFA’s, Sub-Administrator’s, or one of their affiliate’s, own offices); and

b.	Non-investment-related statistical and research data as requested.

(3)	Coordinate the Trust’s board of trustees (the “Board of Trustees” or the “Trustees”) communications, such as:

a.	Prepare meeting agendas and resolutions, with the assistance of Trust counsel and investment adviser counsel.

b.	Coordinate production and distribution process of the materials for regular and special meetings of the Board of Trustees.

c.	Prepare reports for the Board of Trustees based on financial and administrative data.

d.	Assist, gather and coordinate special materials related to annual contract renewals and approval of rule 12b-1 for and as directed by the trustees or the Trust counsel.

e.	Assist with the selection of the independent auditor.

f.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

g.	Prepare minutes of meetings of the Board of Trustees and Fund shareholders.

h.	Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

i.	Attend Board of Trustees meetings and present materials for the Trustees’ review at such meetings.

j.	Perform such other Board meeting functions as shall be agreed by the parties in writing (in this regard, the Trust shall provide WFA with notice of regular meetings at least six (6) weeks before such meeting and as soon as practicable before any special meeting of the Board).

(4)	Audits:

a.	For each annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the independent auditor, and facilitate the audit process.

b.	For SEC, FINRA or other regulatory audits, provide requested information to the SEC or other regulatory agencies and facilitate the audit process.

c.	For all audits, provide office facilities, as needed.

(5)	Assist with overall operations of the Trust.

(6)	Pay Trust and Fund expenses upon written authorization from the Trust.

(7)	Keep the Trust’s governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to WFA by the Trust or its representatives for safekeeping.

(8)	Manage the Trust’s proxy solicitation process, including evaluating proxy distribution channels, coordinating with outside service provider to distribute proxies, track shareholder responses and tabulate voting results, and managing the proxy solicitation vendor if necessary.

(9)	Provide individuals to serve as officers of the Trust, at the discretion of the Board of Trustees and in accordance with the Trust’s Agreement and Declaration of Trust.

(10)	Provide principal accounting officer for purposes of Sarbanes-Oxley (if requested).

(11)	Assist legal counsel to the Trust in the development of policies and procedures relating to the operation of the Trust.

(12)	Coordinate with the Trust counsel in the preparation, review and execution of contracts between the Trust and third parties, such as the Trust’s investment adviser, transfer agent, and custodian, and record-keepers or shareholder service providers.

(13)	Additional Reports and Services:

a.	Upon reasonable notice and as mutually agreed upon, the Administrator may provide additional reports upon the request of the Trust or its investment adviser, which may result in additional charges, the amount of which shall be agreed upon between the parties prior to the provision of such report.

b.	Upon reasonable notice and as mutually agreed upon, the Administrator may provide such additional services with respect to a Fund, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to the provision of such service.

B.	Compliance:

(1)	Regulatory Compliance:

a.	Monitor compliance with the 1940 Act requirements, including:

(i)	Asset and diversification tests;

(ii)	Total return and SEC yield calculations;

(iii)	Maintenance of books and records under Rule 31a-3; and

(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested Trustees.

b.	Monitor each Fund’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”) (or similar disclosure documents) included in its registration statement on Form N-1A filed with the SEC (“Registration Statement”).

c.	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with (i) any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of WFA’s compliance program as it relates to the Trust, provided the same shall not be deemed to change WFA’s standard of care as set forth herein.

d.	In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), WFA will provide the Trust’s Chief Compliance Officer with reasonable access to WFA’s fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving WFA that affect or could affect the Trust.

e.	Monitor applicable regulatory and operational service issues, including exchange listing requirements, and update the Trust periodically.

f.	Monitor compliance with regulatory exemptive relief (as applicable) for the Funds.

g.	Assist the Trust in handling and responding to routine regulatory examinations with respect to records retained or services provided by the Administrator, and coordinate with the Trust’s legal counsel in responding to any non-routine regulatory matters with respect to such matters.

(2)	SEC Registration and Reporting:

a.	Coordinate, with assistance from Trust counsel in annual update of the Registration Statement for each Fund.

b.	Prepare and file annual and semiannual shareholder reports, Form N-CSR, Form N-CEN, Form N-PORT, and Rule 24f-2 notices. As requested by the Trust, prepare and file Form N-PX filings.

c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.

d.	File fidelity bond under Rule 17g-1.

e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

f.	Coordinate, with assistance from Trust counsel preparation of proxy statements and information statements, as requested by the Trust on behalf of a Fund or Funds.

g.	Coordinate, with assistance from Trust counsel, applications for exemptive relief, when applicable.

(3)	IRS Compliance:

a.	Monitor each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:

(i)	Diversification requirements;

(ii)	Qualifying income requirements; and

(iii)	Distribution requirements.

b.	Calculate required annual excise distribution amounts for the review and approval of Fund management (“Management”) and/or the Trust’s independent auditor.

C.	Financial Reporting:

(1)	Provide financial data required by the Registration Statement for each Fund.

(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent auditor.

(3)	Supervise the Trust’s custodian and fund accountants in the maintenance of each Fund’s general ledger and in the preparation of each Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value, and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of each Fund.

(5)	Monitor expense accruals and make adjustments as necessary; notify Management of adjustments expected to materially affect a Fund’s expense ratio.

(6)	Prepare financial statements for each Fund, which include, without limitation, the following items:

a.	Schedule of Investments;

b.	Statement of Assets and Liabilities;

c.	Statement of Operations;

d.	Statement of Changes in Net Assets;

e.	Statement of Cash Flows (if applicable); and

f.	Financial Highlights.

(7)	Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

(8)	Perform cash processing such as recording paid-in capital activity, perform necessary reconciliations with the transfer agent and the custodian, and provide cash availability data to the Adviser, if requested

D.	Tax Reporting:

(1)	Prepare for the review of the independent auditor and/or Management the federal and state tax returns including without limitation, Form 1120-RIC and applicable state returns including any necessary schedules. WFA will prepare annual federal and state income tax return filings for each Fund as authorized by and based on the instructions received by Management and/or its independent auditor. File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.

(2)	Provide Management and the Trust’s independent auditor with tax reporting information pertaining to each Fund and available to WFA as required in a timely manner.

(3)	Prepare Fund financial statement tax footnote disclosures for the review and approval of Management and/or the Trust’s independent auditor.

(4)	Prepare and file on behalf of Management Form 1099 MISC for payments to disinterested Trustees and other qualifying service providers.

(5)	Monitor wash sale losses.

(6)	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

(7)	Calculate Dividends Received Deduction (“DRD”) for qualifying corporate Fund shareholders.

3.	Compensation

WFA shall not receive compensation or reimbursement for services it provides pursuant to this Agreement. WFA or its affiliates may make payments on behalf of the Trust and/or a Fund to third parties that have contracted directly with the Trust and/or a Fund to provide administration services described herein, and WFA may subsequently seek reimbursement of such payments from the Trust and/or the Fund, subject to Board approval. Such reimbursement shall be paid on a monthly basis, or at such time as the parties may agree. To the extent WFA contracts with others to provide the services it is obligated to provide pursuant to this Agreement, fees paid to the third party shall be borne by WFA, unless the Board agrees that the Trust and/or a Fund shall pay such fees. WFA shall pay all expenses resulting from regulatory or legal changes impacting the services to be provided to the Trust and/or a Fund pursuant to this Agreement, but such expenses may be paid by the Trust and/or the Fund if such payments are expressly approved by the Board. The Trust and/or a Fund may be obligated to pay other costs and expenses pursuant to other agreements between the Trust and/or a Fund and WFA, or as otherwise approved by the Board.

4.	Representations and Warranties

A.	The Trust hereby represents and warrants to WFA, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Trust, in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	WFA hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by WFA in accordance with all requisite action and constitutes a valid and legally binding obligation of WFA, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

5.	Standard of Care; Indemnification; Limitation of Liability

A.	WFA shall use commercially reasonable efforts and exercise reasonable care in the performance of its duties under this Agreement. WFA shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or a Fund in connection with its duties under this Agreement, except a loss arising out of or relating to WFA’s refusal or failure to comply with the terms of this Agreement or from its bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement or material breach of this Agreement. Notwithstanding any other provision of this Agreement, if WFA has used commercially reasonable efforts and exercised reasonable care in the performance of its duties under this Agreement, each Fund shall indemnify and hold harmless WFA from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that WFA may sustain or incur or that may be asserted against WFA by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reasonable reliance upon any written or oral instruction provided to WFA by any duly authorized officer of the Trust or a Fund, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to WFA’s refusal or failure to comply with the terms of this Agreement or material breach of this Agreement or from its bad faith, fraud, negligence or willful misconduct in the performance of its duties under this Agreement. WFA shall endeavor to provide the Trust such reasonable estimates, including reasonable estimates related to amounts incurred for services provided hereunder, in connection with claims for which WFA seeks indemnity from the Trust, provided that the Trust’s (or a Fund’s) continuing obligations to indemnify WFA after the termination of this Agreement shall relate to solely those claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with WFA’s provision of services pursuant to this Agreement. This indemnity shall be a continuing obligation of the Trust (and the Funds), its successors and assigns, notwithstanding the termination of this Agreement; provided that the Trust’s (or a Fund’s) continuing obligations to indemnify WFA after the termination of this Agreement shall relate to solely those claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with WFA’s provision of services pursuant to this Agreement. As used in this paragraph, the term “WFA” shall include WFA’s members, officers and employees.

WFA may obtain the advice of competent external counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice; provided that, notwithstanding any advice to the contrary, any action taken by WFA must be consistent with WFA’s rights and responsibilities under this Agreement.

WFA shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by WFA as a result of WFA’s refusal or failure to comply with the terms of this Agreement, material breach of this Agreement, or from WFA’s bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of WFA, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, which may include acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, WFA shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. WFA will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of WFA. WFA agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect WFA’s premises and operating capabilities at any time during regular business hours of WFA, upon reasonable notice to WFA. Moreover, WFA shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by an independent auditor on the internal controls and procedures of WFA relating to the services provided by WFA under this Agreement.

Notwithstanding the above, WFA reserves the right to reprocess and correct non-material administrative errors at its own expense; provided that WFA shall provide advance written notice to the Trust detailing the action it intends to take prior to taking such action. For material administrative errors, WFA reserves the right to reprocess and correct administrative errors at its own expense upon consultation with the Trust and in such manner as agreed to by the Trust.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If WFA is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve WFA of any of its obligations in such other capacity.

E.	In conjunction with the tax services provided to the Trust by WFA hereunder, WFA shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the Code, or any successor thereof. Any information provided by WFA to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in WFA’s administrative capacity. WFA shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the Code has been satisfied with respect to any income tax item. The Trust, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by WFA, and any supporting documents thereto, in connection with the tax reporting services provided with respect to each Fund by WFA. WFA shall not be liable for the provision or omission of any tax advice with respect to any information provided by WFA to the Trust or a Fund. The tax information provided by WFA shall be pertinent to the data and information made available to WFA, and is neither derived from nor construed as tax advice.

6.	Data Necessary to Perform Services

The Trust or its agent shall furnish to WFA and the Sub-Administrator the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

7.	Proprietary and Confidential Information

WFA agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance or delegation of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where WFA may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that WFA shall promptly notify the Trust of such request if permitted by applicable law, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of WFA or any of its employees, agents or representatives, and information that was already in the possession of WFA prior to receipt thereof from the Trust, or its agent, shall not be subject to this paragraph.

Further, WFA will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, WFA shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

WFA shall require that the Sub-Administrator to be bound by confidentiality provisions that are substantially similar to those set forth in this Section 7 (Proprietary and Confidential Information).

8.	Records

WFA shall keep, and shall require the Sub-Administrator to keep, records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. WFA agrees that all such records prepared or maintained by or on behalf of WFA relating to the services to be performed by WFA hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

9.	Compliance with Laws

The Trust retains primary responsibility for all compliance matters relating to the Trust, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Registration Statement. WFA’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

10.	Terms of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of two (2) years. However, this Agreement may be terminated at the end of the initial term by either party upon giving 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties. Subsequent to the end of the two (2) year period, this Agreement continues until one party gives 90 days’ prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by WFA and the Trust, and authorized or approved by the Board of Trustees.

11.	Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the two (2) year term, the Trust agrees to pay the following fees:

A.	all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts;

B.	all fees associated with converting services to successor service provider;

C.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

D.	all reasonable and documented miscellaneous costs associated with A.-C. above

12.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of WFA’s duties or responsibilities hereunder is designated by the Trust by written notice to WFA, WFA will promptly, upon such termination and at the expense of the Trust (which shall include only reasonable and documented miscellaneous expenses), transfer to such successor all relevant books, records, correspondence, and other data established or maintained by WFA (or the Sub-Administrator) under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which WFA or the Sub-Administrator has maintained the same, the Trust shall pay any reasonable and documented miscellaneous expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from WFA’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

13.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of WFA, or by WFA without the written consent of the Trust.

14.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

15.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

16.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict WFA or the Sub-Administrator from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

17.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

18.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint WFA, the Sub-Administrator, or their respective members, officers, directors and employees as the Trust attorneys, form attorney-client relationships or require the provision of legal advice. The Trust acknowledges that WFA and Sub-Administrator attorneys (including any in-house attorneys) exclusively represent WFA or Sub-Administrator, respectively, and each relies on outside counsel retained by the Trust to review all services provided by attorneys engaged by WFA and Sub-Administrator (including any in-house attorneys) and to provide independent judgment on the Trust’s behalf. The Trust acknowledges that because no attorney-client relationship exists between attorneys engaged by WFA or Sub-Administrator (including any in-house attorneys) and the Trust, any information provided to WFA or Sub-Administrator attorneys (including any in-house attorneys) may not be privileged and may be subject to compulsory disclosure under certain circumstances. WFA represents that it will maintain (and require the Sub-Administrator to maintain) the confidentiality of information disclosed to attorneys engaged by WFA or Sub-Administrator (including any in-house attorneys) on a best efforts basis.

19.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below, or such other address(es) as may be specified in writing by one party to the other party:

Notice to WFA shall be sent to:

Wedbush Fund Advisers, LLC

1000 Wilshire Blvd.

Los Angeles, CA 90017

Attn: Chief Operating Officer

and notice to the Trust shall be sent to:

Wedbush Series Trust

225 S Lake Ave.

Pasadena, CA 91101

Attn: President

20.	Construction

Any reference in this Agreement to a form, statute or regulation shall include any successor thereto.

21.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

22.	Limited Recourse

This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Trust individually but are binding only on the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

WEDBUSH SERIES TRUST		WEDBUSH FUND ADVISERS, LLC

By:	/s/ Matthew Bromberg	By:	/s/ Cullen Rogers
Name:	Matthew Bromberg	Name:	Cullen Rogers
Title:	President	Title:	Chief Investment Officer
Date:	5/9/2025	Date:	5/9/2025

Exhibit A

Separate Series of Wedbush Series Trust:

Dan IVES Wedbush AI Revolution ETF